EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 15, 2007, on the consolidated financial statements of Sherman Financial Group LLC and subsidiaries included in the Annual Report of Radian Group Inc. on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement. The consolidated financial statements of Sherman Financial Group LLC and subsidiaries were not presented separately therein. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 19, 2007